EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of said reports in the Registration Statements of @Road, Inc. on Form S-8, effective April 29, 2005.  We have issued our reports dated April 29, 2005, accompanying the financial statements included in the Current Report of @Road, Inc. on Form 8-K/A for the year ended December 31, 2004.

/s/ GRANT THORNTON UK LLP

Cambridge, UK
April 29, 2005